UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2005

PRIME GROUP REALTY TRUST

(Exact name of registrant as specified in its charter)

MARYLAND                          1-13589          36-4173047

(State or other jurisdiction of            (Commission File (I.R.S. Employer

incorporation or organization)          Number) Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois                               60601

(Address of principal executive offices)                       (Zip Code)

Registrant’s telephone number, including area code: (312) 917-1300.

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On June 28, 2005, Prime Group Realty Trust (the “Company”) announced in a press release that the Company’s common shareholders approved the acquisition of the Company by an affiliate of The Lightstone Group, LLC, a New Jersey-based private real estate company.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Form 8-K filing contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.
Exhibit No.	Description
99.1	Text of Press Release of Prime Group Realty Trust dated June 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GROUP REALTY TRUST

Dated: June 28, 2005	By:	/s/ Jeffrey A. Patterson

Jeffrey A. Patterson

President and Chief Executive Officer

EXHIBIT 99.1

PRIME GROUP REALTY TRUST

ANNOUNCES SHAREHOLDER APPROVAL OF ACQUISITION BY

AN AFFILIATE OF THE LIGHTSTONE GROUP, LLC

CHICAGO—(BUSINESS WIRE)--June 28, 2005--Prime Group Realty Trust (NYSE:PGE) (the “Company”), a Chicago-based publicly traded real estate investment trust (REIT), announced today that the Company’s common shareholders approved the previously announced acquisition of the Company (the “Acquisition”) by an affiliate of The Lightstone Group, LLC (“Lightstone”), a New Jersey-based private real estate company.

Under Maryland law and the Company’s charter, the affirmative vote of the holders of a majority of the Company’s 23,681,371 outstanding common shares was required to approve the Acquisition. At today’s special meeting of the common shareholders of the Company, the final vote regarding the Acquisition was as follows:

Final Voting Results	For	Against	Abstain
Common Shares	18,801,451	34,854	7,180

The common shares voted “For” the Acquisition represented 79.39% of the Company’s outstanding common shares.

Promptly after the special meeting of the common shareholders, the Company, in its capacity as the sole general partner of Prime Group Realty, L.P. (the “Operating Partnership”), the Company’s operating partnership, completed the required vote by the holders of the Operating Partnership’s common units, with the Company voting its common units in the same proportion that the holders of the common shares of the Company voted their common shares at the special meeting.

Pursuant to the limited partnership agreement of the Operating Partnership, the affirmative vote of the holders of a majority of the outstanding common units was required to approve the Acquisition. The final vote of the holders of the Operating Partnership’s common units regarding the Acquisition was as follows:

Final Voting Results	For	Against	Abstain
Common Units	21,793,253	34,854	7,180

The common units voted “For” the Acquisition represented 81.45% of the Operating Partnership’s outstanding common units. Accordingly, both the Company’s common shareholders and the Operating Partnership’s common unit holders have approved the Acquisition.

The Acquisition, which is expected to close on June 30, 2005, remains subject to the satisfaction of certain customary closing conditions. Accordingly, there can be no assurances as to the timing, terms or completion of the Acquisition.

Upon the closing of the Acquisition, each common share of the Company and limited partner unit of Prime Group Realty, L.P., the Company’s operating partnership, will be cancelled and converted into the right to receive cash in the amount of $7.25 per common share/limited partner unit. The Company’s Series B Cumulative Redeemable Preferred Shares (the “Series B Shares”) will remain outstanding after the completion of the Acquisition. Concurrent with the closing of the Acquisition, all accrued but unpaid distributions on the Company’s Series B shares, plus distributions on the Series B shares for the then current quarter, will be paid to the holders of the Series B Shares.

The Company’s assets include joint venture interests in the RR Donnelley Building at 77 West Wacker Drive and Bank One Center at 131 South Dearborn Street in Chicago’s Central Business District. The Company also owns the landmark IBM Plaza, 180 N. LaSalle Street and 208 S. LaSalle Street properties in the Chicago Central Business District, as well as numerous suburban Chicago office assets.

About Prime Group Realty Trust

Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 11 office properties containing an aggregate of approximately 4.6 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet, three joint-venture interests in office properties totaling 2.8 million net rentable square feet, and approximately 6.3 acres of land suitable for new construction. To learn more, visit the Company’s website at www.pgrt.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “will be,” “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

CONTACT:

Jeffrey A. Patterson	Richard M. FitzPatrick
President and CEO	Chief Financial Officer
(312) 917-1300	(312) 917-1300